Exhibit 99.1

Newell Brands Announces Third Quarter Results
Net Sales Growth of 158.5%; Core Sales Growth of 3.0%
New Strategic Plan Transformation into Action
Raises 2016 Guidance to Top Half of Range
Provides 2017 Initial Outlook

HOBOKEN, NJ; October 28, 2016 - Newell Brands Inc. (NYSE: NWL) announced its third quarter 2016 financial results today.
Third Quarter 2016 Executive Summary

Net sales growth of 158.5 percent to $3.95 billion; core sales growth of 3.0 percent.
$0.38 reported diluted earnings per share compared with $0.50 diluted earnings per share in the prior year, primarily attributable to core sales growth, earnings contribution from acquisitions, cost and tax synergies related to Jarden acquisition and Project Renewal savings, offset by Jarden transaction-related expenses, including a one-time inventory step-up charge of $0.19, increased amortization of intangibles and higher interest expense, and by a higher share count.

$0.78 normalized diluted earnings per share compared with $0.62 in the prior year, a 25.8 percent increase driven by core sales growth, earnings contribution from acquisitions, cost and tax synergies related to the Jarden acquisition and Project Renewal savings, which more than offset negative foreign currency impact, increased interest expense and higher shares outstanding resulting from the Jarden transaction.

Operating cash flow was $511.4 million compared with $339.9 million in the prior year; gross debt of $12.75 billion, reflecting a $231 million reduction in debt during the third quarter; net debt of $12.08 billion.

Reported net sales for 2016 are projected to grow between 122.5 and 128.0 percent and reported earnings per share to be $1.15 to $1.20, after absorbing approximately $1.18 of one-time costs related to the Jarden and Tools transactions. Raised lower end of both 2016 full year guidance ranges to 3.5 to 4.0 percent core sales growth and normalized earnings per share of $2.85 to $2.90 from previous guidance of 3 to 4 percent core sales growth and normalized earnings per share of $2.75 to $2.90 per share.

Initial outlook for 2017 core sales growth is 3 to 4 percent and normalized earnings per share is $2.85 to $3.05. 2017 normalized earnings per share outlook includes $0.20 of dilution, net of interest benefits, related to the planned divestiture of about 10 percent of the company’s portfolio.

“We delivered very good performance in the third quarter while simultaneously driving substantial organization and portfolio changes,” said Newell Brands Chief Executive Officer Michael Polk. “Our third quarter Writing, Baby, Food, and Appliance growth was once again very strong, resulting in competitive levels of quarterly core sales growth and leading levels year to date. Our strong savings and cost synergies programs are now in full flight, which when coupled with growth in the underlying business are driving exceptional normalized earnings per share and operating cash flow growth. With very strong year to date results, we have raised our 2016 guidance for both core sales growth and normalized earnings per share into the top half of our previous 2016 guidance ranges.”

Strategy Update - New Growth Game Plan

Newell Brands recently announced an update of its corporate strategy designed to capture the unique value creation opportunity related to its new larger portfolio and broader geographic and retail presence. As part of this new strategy, the company plans to transform Newell Brands from a holding company to an operating company, consolidating 32 business units to 16 Global Divisions while investing to extend its design, innovation and brand development capabilities across a broader set of categories. The organization changes were initiated in the third quarter and this major phase of the transformation will be completed by year end. The 16 Global Divisions will become the key commercial nodes in the company, including a new Global eCommerce Division, which will have responsibility for all ecommerce activity across the enterprise. The Divisions will generally align to the four areas of strategic focus for the company of Live, Learn, Work, and Play. The new structure will be effective January 1, 2017.

The new strategy also establishes a sharp set of investment priorities and portfolio choices. As part of its portfolio optimization, the company plans to divest businesses representing about $1.5 billion of annualized revenue. On October 12, 2016 the company announced a definitive agreement to sell the Tools business for $1.95 billion to Stanley Black & Decker. The sale is subject to customary conditions, including regulatory approval, and is expected to close in the first half of 2017. The company intends to use the available cash proceeds from divestitures primarily for accelerated debt repayment, with the goal of achieving the targeted leverage ratio of 3 to 3.5 times, faster than the original commitment of two to three years from the date of the Jarden combination.

“Newell Brands is an exciting new company with a portfolio of leading brands that make life better for hundreds of millions of consumers every day where they Live, Learn, Work, and Play,” said Polk. “Our new strategy, the Growth Game Plan, is designed to accelerate performance and deliver leading levels of growth and returns. We have established a clear set of investment priorities, strengthened the portfolio by making sharp choices that we are decisively driving into action, and have begun to reset the organization for growth by transforming the company from a holding company to an operating company while simultaneously extending our design, innovation, ecommerce, and brand development capabilities. This Growth Game Plan algorithm has a strong and proven track record, and the combination of Newell Rubbermaid and Jarden creates a unique opportunity to reapply this transformative value creation formula across a broader set of categories and geographies.”

Third Quarter 2016 Operating Results

Net sales increased 158.5 percent to $3.95 billion, compared with $1.53 billion in the prior year, primarily due to the inclusion of net sales from the acquired Jarden business.

Core sales grew 3.0 percent driven by strong results on the Writing, Baby, Food, and Appliance businesses partially offset by declines in Commercial Products and Outdoor Solutions.

Reported gross margin was 32.2 percent compared with 39.1 percent in the prior year, as a result of a $145.8 million charge for the inventory step-up, a negative mix effect related to the Jarden transaction and the deconsolidation of Venezuela, and the adverse impact of foreign currency, only partially offset by the benefits of synergies, productivity and pricing.

Normalized gross margin was 36.0 percent compared with 39.5 percent in the prior year, driven by the negative mix effect from the Jarden acquisition and the deconsolidation of Venezuela, and the impact of adverse foreign currency, only partially offset by the benefits of synergies, productivity and pricing.

Reported operating income was $323.9 million compared with $186.6 million in the prior year. Reported operating margin was 8.2 percent of sales compared with 12.2 percent of sales in the prior year. In addition to the factors cited in the explanation of gross margin, reported operating margin was negatively impacted by transaction-related costs, acquisition-related amortization costs and costs associated with the integration of the legacy Newell Rubbermaid and Jarden businesses.

Normalized operating income was $608.9 million compared with $232.4 million in the prior year. Normalized operating margin was 15.4 percent of sales, a 20 basis point improvement compared with prior year, as the negative mix effect from the Jarden acquisition, the absence of Venezuela and negative foreign currency was more than offset by Project Renewal savings and cost.

The reported tax rate for the quarter was 6.8 percent compared with 16.1 percent in the prior year as a result of current year discrete tax benefits exceeding the prior year. The normalized tax rate was 22.5 percent, compared with 20.0 percent in the prior year, a reflection of the inclusion of the Jarden business with its historically higher tax rate, partially offset by tax synergies and certain discrete tax benefits.

The company reported net income of $186.5 million compared with net income of $134.2 million in the prior year. Reported diluted earnings per share were $0.38 compared with diluted earnings per share of $0.50 in the prior year. The operating income contribution from the acquired Jarden business and strong operating income growth on both legacy businesses were more than offset by expenses related to the Jarden transaction, including inventory step-up, increased amortization of intangibles and increased interest expense, and by a higher share count.

Normalized net income was $376.9 million compared with $168.1 million in the prior year. Normalized diluted earnings per share increased 25.8 percent to $0.78 compared with $0.62 in the prior year. The improvement was driven by the contribution from the Jarden and Elmer’s acquisitions, strong core sales growth on the company’s Writing, Baby, Food, and Appliance businesses, and strong savings and synergies delivery, partially offset by negative foreign currency impact, a higher normalized income tax rate, increased interest expense and increased shares outstanding.

Operating cash flow was $511.4 million compared with $339.9 million in the prior year, reflecting the contribution from the Jarden acquisition, improved operating results and favorable working capital movements.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Third Quarter 2016 Operating Segment Results

Writing net sales increased 14.5 percent to $526.3 million, with strong core sales growth and the benefit of the Elmer’s acquisition partially offset by the deconsolidation of Venezuelan operations and the negative impact of foreign currency. Despite the acceleration of approximately $15 million of net sales from Q3 into Q2 to support Back-to-School merchandising, Writing core sales increased 7.7 percent, reflecting a strong Back-to-School season behind innovation such as Paper Mate® InkJoy™ Gel Pens and increased advertising and promotion support. Reported operating income was $131.5 million compared with $114.1 million in the prior year. Reported operating margin was 25.0 percent compared with 24.8 percent in the prior year. Normalized operating income was $136.7 million versus $116.4 million last year. Normalized operating margin was 26.0 percent of sales, a 70 basis point increase versus last year, as volume growth, pricing and productivity more than offset increased advertising and promotion spending and the negative mix impact of the deconsolidation of Venezuela.

Home Solutions net sales decreased 19.1 percent to $371.8 million primarily due to the divestiture of the Décor business. Home Solutions core sales, which exclude the Rubbermaid consumer storage totes business that is held for sale, declined 0.5 percent, primarily attributable to the timing impact of the transition of a key distribution center in the Beverage business. Reported operating income was $56.1 million compared with $76.0 million in the prior year, due largely to the divestiture of the Décor business, lower Beverage volume and unfavorable foreign currency. Reported operating margin was 15.1 percent of sales, a 140 basis point decrease compared with the prior year. Normalized operating income was $62.1 million versus $76.5 million last year. Normalized operating margin was 16.7 percent of sales, flat compared with last year.

Tools net sales declined 5.7 percent to $185.5 million driven by continued challenges in Brazil and negative foreign currency, partially offset by growth in Europe. Tools core sales, which exclude the portion of the business held for sale, increased 4.6 percent. Reported operating income was $22.1 million compared with $20.5 million in the prior year. Reported operating margin was 11.9 percent of sales, a 150 basis point improvement compared with the prior year. Normalized operating income was $23.2 million versus $20.5 million last year. Normalized operating margin was 12.5 percent of sales, a 210 basis point increase versus last year as geographic mix, productivity and pricing more than offset the challenging growth environment and negative foreign currency impact in Brazil.

Commercial Products net sales declined 3.7 percent to $199.2 million, primarily due to the divestiture of the Rubbermaid medical cart business, the negative impact of foreign currency and softness in the North American distributive trade channel related to ongoing planned complexity reduction activity. Core sales decreased 1.8 percent. Reported operating income was $33.7 million compared with $29.5 million in the prior year. Reported operating margin was 16.9 percent of sales, a 260 basis point improvement versus the prior year. Normalized operating income was $35.2 million versus $31.4 million last year. Normalized operating margin was 17.7 percent of sales, a 250 basis point improvement versus last year as pricing and productivity offset the negative impact of foreign currency.

Baby & Parenting net sales increased 11.3 percent to $231.1 million, largely due to continued strong sales momentum in North America from Graco and Baby Jogger. Core sales, which exclude the Teutonia business that is held for sale, increased 10.6 percent. Reported operating income was $34.6 million compared with $10.2 million in the prior year. Reported operating margin was 15.0 percent of sales, a 1000 basis point increase compared with prior year. Normalized operating income was $36.8 million versus $10.2 million last year. Normalized operating margin was 15.9 percent of sales, an 1100 basis point increase versus last year. The normalized operating margin improvement was attributable to strong volume growth, the timing of advertising and promotion spend and productivity.

Branded Consumables net sales were $957.3 million. On a pro forma basis, net sales increased 5.2 percent versus prior year. Pro forma core sales, which exclude the Lehigh Rope and Cordage business which is held for sale, increased 0.6 percent compared with prior year, as growth at Waddington, Home & Family in North America and Yankee Candle was partially offset by weak performance of the Safety & Security business outside North America. Reported operating income was $122.3 million and reported operating margin was 12.8 percent, reflecting the positive impact of product mix and the benefit of synergies, partially offset by inventory step-up, integration and other costs related to the Jarden transaction. Normalized operating income was $164.8 million and normalized operating margin was 17.2 percent of sales.

Consumer Solutions net sales were $650.0 million. On a pro forma basis, net sales increased 7.9 percent versus prior year. Pro forma core sales, which exclude the U.S. Heaters, Humidifiers, and Fans business that is held for sale, increased 9.3 percent compared with prior year, driven by strong growth in both North America and Latin America. Reported operating income was $38.0 million and reported operating margin was 5.8 percent, reflecting strong sales growth and fixed cost leverage partially offset by inventory step-up, integration and other costs related to the Jarden transaction. Normalized operating income was $92.0 million and normalized operating margin was 14.2 percent of sales.

Outdoor Solutions net sales were $731.9 million. On a pro forma basis, net sales increased 12.1 percent versus prior year primarily due to the Jostens acquisition. Pro forma core sales, which exclude the Winter Sports business that is held for sale, declined 3.2 percent compared with prior year with growth in Pure Fishing more than offset by declines on Coleman. The segment had a reported operating loss of $18.7 million, as solid business performance was more than offset by inventory step-up, integration and other costs related to the Jarden transaction. Reported operating margin was not meaningful due to the operating loss. Normalized operating income was $83.6 million and normalized operating margin was 11.4 percent of sales.

Process Solutions net sales were $101.5 million. On a pro forma basis, net sales increased 11.4 percent versus prior year. Pro forma core sales increased 12.4 percent compared with prior year, due to volume growth and commodity based pricing. Reported operating income was $7.4 million and reported operating margin was 7.3 percent. Normalized operating income was $12.4 million and normalized operating margin was 12.2 percent of sales.

Outlook for the Twelve Months Ending December 31, 2016

Newell Brands raised the lower end of its 2016 full year guidance ranges for core sales growth and normalized earnings per share versus its previous earnings guidance of 3 to 4 percent core sales growth and normalized earnings per share of $2.75 to $2.90. The updated guidance metrics are as follows:

Updated 2016 Full Year Guidance

Reported net sales growth	122.5% to 128.0%

Reported earnings per share	$1.15 to $1.20

Core sales growth	3.5% to 4.0%

Normalized earnings per share	$2.85 to $2.90

As of April 15, 2016, Newell Brands core sales include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015.  Core sales exclude the impact of foreign currency, acquisitions (other than the Jarden acquisition) until their first anniversary and planned and completed divestitures (including the deconsolidation of Venezuela). Newell Brands now expects to exit product lines with annual sales of $75 million to $125 million by the end of 2018, which will be reflected as a negative impact on core sales. Beginning with the second quarter of 2016, the company is excluding the amortization of intangible assets associated with acquisitions from its calculation of normalized earnings per share.

The company now expects the full year weighted average share count to be approximately 425 million shares and the effective tax rate for 2016 to be about 27.5 percent.

Outlook for the Twelve Months Ending December 31, 2017

Newell Brands provided 2017 core sales growth and normalized earnings per share guidance metrics as follows:

2017 Full Year Outlook

Core sales growth	3% to 4%

Normalized earnings per share	$2.85 to $3.05

2017 normalized earnings per share outlook includes $0.20 of dilution, net of interest benefits, related to the planned divestiture of about 10 percent of the company’s portfolio. The 2017 guidance assumes a January 1, 2017 completion of all transactions, the current share count of 488 million shares and a tax rate of 26 to 27 percent.

The company has presented forward-looking statements regarding normalized earnings per share and core sales growth for 2017, each of which is a non-GAAP financial measure.  These non-GAAP financial measures are derived by excluding certain amounts, expenses or income and/or certain impacts, including the impact of foreign exchange or business portfolio determinations, from the corresponding financial measures determined in accordance with GAAP.  The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense.  The unavailable information could have a significant impact on the company's full-year 2017 GAAP financial results.

Conference Call
The company’s third quarter 2016 earnings conference call will be held today, October 28, 2016, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition, which is included in core sales on a pro forma basis starting in the second quarter of 2016), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company defines net debt as total debt less cash and cash equivalents. The company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Tom Sanford	Liz Cohen
Vice President, Investor Relations	Vie President, Global Communications	Weber Shandwick
+1 (770) 418-7723	+1 (973) 600-3880	+1 (212) 445-8044
nancy.odonnell@newellco.com	tom.sanford@newellco.com	liz.cohen@webershandwick.com

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income, earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, expected benefits and financial results from the Jarden transaction and other recently completed acquisitions and related integration activities and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions.

Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; our ability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to execute our new corporate strategy; our ability to complete planned divestitures, including our ability to obtain the regulatory approvals required to complete the Tools divestiture; our ability to successfully integrate acquired businesses, including the recently acquired Jarden business; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K). Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,
			YOY
	2016	2015	% Change

Net sales	$3,954.6	$1,530.0	158.5%
Cost of products sold	2,679.8	931.1

GROSS PROFIT	1,274.8	598.9	112.9%
% of sales	32.2%	39.1%

Selling, general & administrative expenses	937.9	391.3	139.7%
% of sales	23.7%	25.6%

Restructuring costs, net	13.0	21.0
OPERATING INCOME	323.9	186.6	73.6%
% of sales	8.2%	12.2%

Nonoperating (income) expenses:
Interest expense, net	124.5	17.5
Other (income) expense, net	(0.7)	9.3
	123.8	26.8

INCOME BEFORE INCOME TAXES	200.1	159.8	25.2%
% of sales	5.1%	10.4%

Income taxes	13.6	25.8	(47.3)%
Effective rate	6.8%	16.1%

NET INCOME FROM CONTINUING OPERATIONS	186.5	134.0	39.2%
% of sales	4.7%	8.8%

Income from discontinued operations, net of tax	—	0.2

NET INCOME	$186.5	$134.2	39.0%
% of sales	4.7%	8.8%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.39	$0.50
Income from discontinued operations	$—	$—
Net income	$0.39	$0.50

Diluted
Income from continuing operations	$0.38	$0.49
Income from discontinued operations	$—	$—
Net income	$0.38	$0.50

AVERAGE SHARES OUTSTANDING:
Basic	484.0	268.8
Diluted	486.2	271

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Nine Months Ended September 30,
			YOY
	2016	2015	% Change

Net sales	$9,128.1	$4,354.9	109.6%
Cost of products sold	6,252.0	2,647.5

GROSS PROFIT	2,876.1	1,707.4	68.4%
% of sales	31.5%	39.2%

Selling, general & administrative expenses	2,247.4	1,146.3	96.1%
% of sales	24.6%	26.3%

Restructuring costs, net	41.7	61.6
OPERATING INCOME	587.0	499.5	17.5%
% of sales	6.4%	11.5%

Nonoperating (income) expenses:
Interest expense, net	280.6	54.8
Loss related to extinguishment of debt/credit facility	47.1	—
Other (income) expense, net	(162.7)	14.4
	165.0	69.2

INCOME BEFORE INCOME TAXES	422.0	430.3	(1.9)%
% of sales	4.6%	9.9%

Income taxes	59.4	91.3	(34.9)%
Effective rate	14.1%	21.2%

NET INCOME FROM CONTINUING OPERATIONS	362.6	339.0	7.0%
% of sales	4.0%	7.8%

Loss from discontinued operations, net of tax	(0.4)	(2.2)

NET INCOME	$362.2	$336.8	7.5%
% of sales	4.0%	7.7%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.91	$1.26
Loss from discontinued operations	$—	$(0.01)
Net income	$0.91	$1.25

Diluted
Income from continuing operations	$0.91	$1.25
Loss from discontinued operations	$—	$(0.01)
Net income	$0.91	$1.24

AVERAGE SHARES OUTSTANDING:
Basic	398.3	269.6
Diluted	400.1	271.8

Newell Brands Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	September 30,	September 30,
Assets:	2016	2015

Cash and cash equivalents	$670.0	$266.2
Accounts receivable, net	2,772.9	1,171.3
Inventories, net	2,434.1	898.8
Prepaid expenses and other	291.7	116.5
Assets held for sale	1,711.8	—

Total Current Assets	7,880.5	2,452.8

Property, plant and equipment, net	1,513.7	594.1
Goodwill	10,436.1	2,495.5
Other intangible assets, net	14,132.5	860.1
Other assets	452.7	257.8

Total Assets	$34,415.5	$6,660.3

Liabilities and Stockholders' Equity:

Accounts payable	$1,433.8	$679.3
Accrued compensation	352.8	164.2
Other accrued liabilities	1,367.6	660.3
Short-term debt and current portion of long-term debt	704.5	637.4
Liabilities held for sale	207.8	—

Total Current Liabilities	4,066.5	2,141.2

Long-term debt	12,043.3	2,097.0
Deferred income taxes	5,049.8	122.5
Other noncurrent liabilities	1,793.6	511.3

Stockholders' Equity - Parent	11,427.2	1,784.8
Stockholders' Equity - Noncontrolling Interests	35.1	3.5

Total Stockholders' Equity	11,462.3	1,788.3

Total Liabilities and Stockholders' Equity	$34,415.5	$6,660.3

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2016	2015
Operating Activities:
Net income	$362.2	$336.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	307.2	128.6
Net gain from sale of businesses	(160.4)	—
Loss related to extinguishment of debt/credit facility	47.1	—
Non-cash restructuring costs	2.5	5.2
Deferred income taxes	(20.8)	23.7
Stock-based compensation expense	47.8	22.0
Pension settlement charge	2.7	—
Other, net	14.1	21.7
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(226.0)	33.4
Inventories	428.3	(240.3)
Accounts payable	205.7	24.6
Accrued liabilities and other	(173.4)	(67.6)
Net cash provided by operating activities	837.0	288.1

Investing Activities:
Proceeds from sale of divested businesses and noncurrent assets	244.3	4.4
Acquisitions and acquisition-related activity	(8,634.7)	(3.6)
Capital expenditures	(287.5)	(154.7)
Other	4.0	14.2
Net cash used in investing activities	(8,673.9)	(139.7)

Financing Activities:
Net short-term borrowings	(183.4)	241.5
Proceeds from issuance of debt, net of debt issuance costs	9,414.6	—
Payments on and for the settlement of notes payable and debt	(750.0)	—
Repurchase and retirement of shares of common stock	—	(166.3)
Cash dividends	(236.9)	(155.4)
Excess tax benefits related to stock-based compensation	11.7	20.0
Equity compensation activity and other, net	(12.9)	(9.4)
Net cash provided by (used in) financing activities	8,243.1	(69.6)

Currency rate effect on cash and cash equivalents	(11.0)	(12.0)

Increase in cash and cash equivalents	395.2	66.8
Cash and cash equivalents at beginning of period	274.8	199.4
Cash and cash equivalents at end of period	$670.0	$266.2

Newell Brands Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2016					2015
		Reconciliation (1,2,3)					Reconciliation (1,2,4,5)				Year-over-year changes
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q1:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$378.8	$83.8	$2.4	$86.2	22.8%	$341.8	$82.4	$0.6	$83.0	24.3%	$37.0	10.8%	$3.2	3.9%
Home Solutions	372.1	36.1	1.9	38.0	10.2%	364.5	38.5	0.1	38.6	10.6%	7.6	2.1%	(0.6)	(1.6)%
Tools	179.7	18.7	0.7	19.4	10.8%	180.4	22.2	—	22.2	12.3%	(0.7)	(0.4)%	(2.8)	(12.6)%
Commercial Products	174.5	22.4	0.2	22.6	13.0%	185.2	17.0	0.6	17.6	9.5%	(10.7)	(5.8)%	5.0	28.4%
Baby & Parenting	209.8	23.1	—	23.1	11.0%	192.1	0.5	11.8	12.3	6.4%	17.7	9.2%	10.8	87.8%
Restructuring Costs	—	(17.7)	17.7	—		—	(27.3)	27.3	—		—		—
Corporate	—	(41.0)	23.5	(17.5)		—	(35.1)	14.0	(21.1)		—		3.6	(17.1)%
Total	$1,314.9	$125.4	$46.4	$171.8	13.1%	$1,264.0	$98.2	$54.4	$152.6	12.1%	$50.9	4.0%	$19.2	12.6%

	2016					2015
		Reconciliation (1,2,3,6)					Reconciliation (1,2,4,5)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q2:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	574.4	154.1	4.9	159.0	27.7%	495.9	132.5	0.5	133.0	26.8%	78.5	15.8%	26.0	19.5%
Home Solutions	433.5	41.7	6.2	47.9	11.0%	438.5	68.7	1.2	69.9	15.9%	(5.0)	(1.1)%	(22.0)	(31.5)%
Tools	197.4	22.2	0.9	23.1	11.7%	205.2	23.4	—	23.4	11.4%	(7.8)	(3.8)%	(0.3)	(1.3)%
Commercial Products	194.0	25.4	1.3	26.7	13.8%	210.6	28.9	0.1	29.0	13.8%	(16.6)	(7.9)%	(2.3)	(7.9)%
Baby & Parenting	236.9	24.4	1.6	26.0	11.0%	210.7	16.7	0.1	16.8	8.0%	26.2	12.4%	9.2	54.8%
Branded Consumables	777.3	(26.0)	133.7	107.7	13.9%	—	—	—	—		777.3		107.7
Consumer Solutions	406.6	(16.5)	66.0	49.5	12.2%	—	—	—	—		406.6		49.5
Outdoor Solutions	953.4	55.4	159.7	215.1	22.6%	—	—	—	—		953.4		215.1
Process Solutions	85.1	(1.4)	12.2	10.8	12.7%	—	—	—	—		85.1		10.8
Restructuring Costs	—	(11.0)	11.0	—		—	(13.3)	13.3	—		—		—
Corporate	—	(130.6)	72.7	(57.9)		—	(42.2)	19.5	(22.7)		—		(35.2)	155.1%
Total	$3,858.6	$137.7	$470.2	$607.9	15.8%	$1,560.9	$214.7	$34.7	$249.4	16.0%	$2,297.7	147.2%	$358.5	143.7%

	2016					2015
		Reconciliation (1,2,3,4,5,6)					Reconciliation (1,2,4,5)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
Q3:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$526.3	$131.5	$5.2	$136.7	26.0%	$459.5	$114.1	$2.3	$116.4	25.3%	$66.8	14.5%	$20.3	17.4%
Home Solutions	371.8	56.1	6.0	62.1	16.7%	459.4	76.0	0.5	76.5	16.7%	(87.6)	(19.1)%	(14.4)	(18.8)%
Tools	185.5	22.1	1.1	23.2	12.5%	196.7	20.5	—	20.5	10.4%	(11.2)	(5.7)%	2.7	13.2%
Commercial Products	199.2	33.7	1.5	35.2	17.7%	206.8	29.5	1.9	31.4	15.2%	(7.6)	(3.7)%	3.8	12.1%
Baby & Parenting	231.1	34.6	2.2	36.8	15.9%	207.6	10.2	—	10.2	4.9%	23.5	11.3%	26.6	260.8%
Branded Consumables	957.3	122.3	42.5	164.8	17.2%	—	—	—	—		957.3		164.8
Consumer Solutions	650.0	38.0	54.0	92.0	14.2%	—	—	—	—		650.0		92.0
Outdoor Solutions	731.9	(18.7)	102.3	83.6	11.4%	—	—	—	—		731.9		83.6
Process Solutions	101.5	7.4	5.0	12.4	12.2%	—	—	—	—		101.5		12.4
Restructuring Costs	—	(13.0)	13.0	—		—	(21.0)	21.0	—		—		—
Corporate	—	(90.1)	52.2	(37.9)		—	(42.7)	20.1	(22.6)		—		(15.3)	67.7%
Total	$3,954.6	$323.9	$285.0	$608.9	15.4%	$1,530.0	$186.6	$45.8	$232.4	15.2%	$2,424.6	158.5%	$376.5	162.0%

	2016					2015
		Reconciliation (1,2,3,4,5,6)					Reconciliation (1,2,4,5)				Year over year change
		Reported	Excluded	Normalized	Normalized		Reported	Excluded	Normalized	Normalized	Net Sales		Normalized Operating Income
YTD:	Net Sales	Operating Income	Items	Operating Income	Operating Margin	Net Sales	Operating Income	Items	Operating Income	Operating Margin	$	%	$	%
Writing	$1,479.5	$369.4	$12.5	$381.9	25.8%	$1,297.2	$329.0	$3.4	$332.4	25.6%	$182.3	14.1%	$49.5	14.9%
Home Solutions	1,177.4	133.9	14.1	148.0	12.6%	1,262.4	183.2	1.8	185.0	14.7%	(85.0)	(6.7)%	(37.0)	(20.0)%
Tools	562.6	63.0	2.7	65.7	11.7%	582.3	66.1	—	66.1	11.4%	(19.7)	(3.4)%	(0.4)	(0.6)%
Commercial Products	567.7	81.5	3.0	84.5	14.9%	602.6	75.4	2.6	78.0	12.9%	(34.9)	(5.8)%	6.5	8.3%
Baby & Parenting	677.8	82.1	3.8	85.9	12.7%	610.4	27.4	11.9	39.3	6.4%	67.4	11.0%	46.6	118.6%
Branded Consumables	1,734.6	96.3	176.2	272.5	15.7%	—	—	—	—		1,734.6		272.5
Consumer Solutions	1,056.6	21.5	120.0	141.5	13.4%	—	—	—	—		1,056.6		141.5
Outdoor Solutions	1,685.3	36.7	262.0	298.7	17.7%	—	—	—	—		1,685.3		298.7
Process Solutions	186.6	6.0	17.2	23.2	12.4%	—	—	—	—		186.6		23.2
Restructuring Costs	—	(41.7)	41.7	—		—	(61.6)	61.6	—		—		—
Corporate	—	(261.7)	148.4	(113.3)		—	(120.0)	53.6	(66.4)		—		(46.9)	70.6%
Total	$9,128.1	$587.0	$801.6	$1,388.6	15.2%	$4,354.9	$499.5	$134.9	$634.4	14.6%	$4,773.2	109.6%	$754.2	118.9%

(1) Excluded items include project-related costs and restructuring costs associated with Project Renewal. Project-related costs of $37.7 million and $13 million of restructuring costs incurred during 2016 relate to Project Renewal. For 2015, project-related costs of $57.8 million and restructuring costs of $58.6 million relate to Project Renewal.

(2) Normalized operating income for 2016 excludes $82.9 million of integration costs, $479.5 million of inventory step-up costs and $54.1 million of transaction-related costs, primarily associated with the Jarden transaction. Restructuring costs excluded from 2016 normalized earnings include $29.4 million of costs associated with the acquisition and integration of Jarden and Elmer's. Home Solutions normalized operating income for 2015 excludes $1.3 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income for 2015 excludes $1.7 million of costs associated with the acquisition of Baby Jogger. In addition, Writing normalized operating income for 2015 excludes $0.3 million of acquisition and integration costs associated with the acquisition of Elmer's. Restructuring costs excluded from 2015 normalized earnings include $3.0 million of costs associated with the integration of Ignite Holdings, bubba brands and Baby Jogger.

(3) Home Solutions and Tools normalized operating income for 2016 excludes $2.2 million and $0.4 million, respectively, of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labelingl).

(4) Baby & Parenting normalized operating income for 2016 and 2015 excludes charges of $0.5 million and $10.2 million, respectively, relating to the Graco product recall.

(5) Writing normalized operating income for 2015 excludes charges of $2.0 million associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

(6) Normalized operating income for the three and nine months ended September 30, 2016 excludes amortization expense of $59.6 million and $102.5 million, respectively, associated with acquired intangible assets.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended September 30, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden	Jarden transaction	Décor		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Product	Integration	amortization	inventory	and	loss	Divestiture		Percentage
	Reported	costs	costs	costs	costs	recall costs (2)	costs (3)	costs (4)	step-up (5)	related costs (6)	on sale (7)	costs (8)	Normalized*	of Sales

Cost of products sold	$2,679.8	$—	$(1.5)	$(0.1)	$—	$—	$(0.4)	$(2.9)	$(145.8)	$—	$—	$—	$2,529.1	64.0%
Gross profit	$1,274.8	$—	$1.5	$0.1	$—	$—	$0.4	$2.9	$145.8	$—	$—	$—	$1,425.5	36.0%
Selling, general & administrative expenses	$937.9	$(1.1)	$(4.0)	$(1.9)	$—	$(0.5)	$(52.5)	$(56.7)	$—	$(3.5)	$—	$(1.1)	$816.6	20.6%
Operating income	$323.9	$1.1	$5.5	$2.0	$(0.2)	$0.5	$66.1	$59.6	$145.8	$3.5	$—	$1.1	$608.9	15.4%
Non-operating (income) expenses	$123.8	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(1.5)	$—	$122.3
Income before income taxes	$200.1	$1.1	$5.5	$2.0	$(0.2)	$0.5	$66.1	$59.6	$145.8	$3.5	$1.5	$1.1	$486.6
Income taxes (12)	$13.6	$0.3	$1.7	$0.6	$(0.1)	$0.2	$20.6	$18.9	$52.0	$1.1	$0.5	$0.3	$109.7
Net income from continuing operations	$186.5	$0.8	$3.8	$1.4	$(0.1)	$0.3	$45.5	$40.7	$93.8	$2.4	$1.0	$0.8	$376.9
Net income	$186.5	$0.8	$3.8	$1.4	$(0.1)	$0.3	$45.5	$40.7	$93.8	$2.4	$1.0	$0.8	$376.9
Diluted earnings per share**	$0.38	$—	$0.01	$—	$—	$—	$0.09	$0.08	$0.19	$—	$—	$—	$0.78

	Three Months Ended September 30, 2015
	GAAP Measure	Project Renewal Costs (1)				Acquisition	Inventory charge from	Charge resulting from		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	and integration	the devaluation of the	the devaluation of the	Discontinued		Percentage
	Reported	costs	costs	costs	costs	costs (3)	Venezuelan Bolivar (9)	Venezuelan Bolivar (10)	operations (11)	Normalized*	of Sales

Cost of products sold	$931.1	$—	$(1.9)	$(2.2)	$—	$—	$(1.4)	$—	$—	$925.6	60.5%
Gross profit	$598.9	$—	$1.9	$2.2	$—	$—	$1.4	$—	$—	$604.4	39.5%
Selling, general & administrative expenses	$391.3	$(9.8)	$(6.9)	$(2.1)	$—	$(0.5)	$—	$—	$—	$372.0	24.3%
Operating income	$186.6	$9.8	$8.8	$4.3	$19.8	$1.7	$1.4	$—	$—	$232.4	15.2%
Non-operating (income) expenses	$26.8	$—	$—	$—	$—	$—	$—	$(4.5)	$—	$22.3
Income before income taxes	$159.8	$9.8	$8.8	$4.3	$19.8	$1.7	$1.4	$4.5	$—	$210.1
Income taxes (12)	$25.8	$3.1	$2.8	$1.4	$6.2	$0.6	$0.5	$1.6	$—	$42.0
Net income from continuing operations	$134.0	$6.7	$6.0	$2.9	$13.6	$1.1	$0.9	$2.9	$—	$168.1
Net income	$134.2	$6.7	$6.0	$2.9	$13.6	$1.1	$0.9	$2.9	$(0.2)	$168.1
Diluted earnings per share**	$0.50	$0.02	$0.02	$0.01	$0.05	$—	$—	$0.01	$—	$0.62

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the three months ended September 30, 2016 include $8.6 million of project-related costs and $0.2 million of restructuring reversals. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the three months ended September 30, 2015 include $22.9 million of project-related costs and $19.8 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the three months ended September 30, 2016, the Company recognized $0.5 million of charges associated with the Graco product recall.

(3) During the three months ended September 30, 2016, the Company incurred $66.1 million of costs (including $13.2 million of restructuring costs) associated with the integration of Jarden and Elmer's, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the three months ended September 30, 2015, the Company incurred $1.7 million of costs (including $1.2 million of restructuring costs) associated with the integration of Ignite Holdings, bubba brands, Baby Jogger, and Elmer's.

(4) During the three months ended September 30, 2016, the Company incurred acquisition amortization costs of $59.6 million.

(5) During the three months ended September 30, 2016, the Company incurred $145.8 million of costs related to the fair-value step-up of Jarden inventory.

(6) During the three months ended September 30, 2016, the Company recognized $3.5 million of costs associated with the Jarden transaction.

(7) During the three months ended September 30, 2016, the Company recognized a loss of $1.5 million related to the working capital adjustment in connection with the divestiture of Décor.

(8) During the three months ended September 30, 2016, the Company recognized $1.1 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).

(9) During the three months ended September 30, 2015, the Company recognized an increase of $1.4 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(10) During the three months ended September 30, 2015, the Company recognized foreign exchange losses of $4.5 million resulting from changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(11) During the three months ended September 30, 2015, the Company recognized $0.2 million of income in discontinued operations primarily associated with Endicia.

(12) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Nine Months Ended September 30, 2016
	GAAP Measure	Project Renewal Costs (1)						Acquisition	Jarden	Jarden transaction		Décor		Loss on		Non-GAAP Measure
		Advisory	Personnel	Other	Restruct-uring	Product	Integration	amort-ization	inventory	and	Interest costs	gain	Divestiture	extinguish-ment	Discon-tinued		Percen- tage
	Reported	costs	costs	costs	costs	recall costs (2)	costs (3)	costs (4)	step-up (5)	related costs (6)	Jarden-related (7)	on sale (8)	costs (9)	of debt (10)	operations (11)	Normalized*	of Sales

Cost of products sold	$6,252.0	$(0.7)	$(4.9)	$(0.9)	$—	$—	$(0.6)	$(5.8)	$(479.5)	$—	$—	$—	$—	$—	$—	$5,759.6	63.1%
Gross profit	$2,876.1	$0.7	$4.9	$0.9	$—	$—	$0.6	$5.8	$479.5	$—	$—	$—	$—	$—	$—	$3,368.5	36.9%
Selling, general & administrative expenses	$2,247.4	$(7.8)	$(18.3)	$(5.1)	$—	$(0.5)	$(82.3)	$(96.7)	$—	$(54.2)	$—	$—	$(2.6)	$—	$—	$1,979.9	21.7%
Operating income	$587.0	$8.5	$23.2	$6.0	$13.0	$0.5	$111.6	$102.5	$479.5	$54.2	$—	$—	$2.6	$—	$—	$1,388.6	15.2%
Non-operating (income) expenses	$165.0	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(16.8)	$159.5	$—	$(47.1)	$—	$260.6
Income before income taxes	$422.0	$8.5	$23.2	$6.0	$13.0	$0.5	$111.6	$102.5	$479.5	$54.2	$16.8	$(159.5)	$2.6	$47.1	$—	$1,128.0
Income taxes (14)	$59.4	$2.5	$7.4	$1.9	$4.9	$0.2	$35.6	$33.6	$168.1	$18.3	$6.7	$(59.0)	$0.8	$13.8	$—	$294.2
Net income from continuing operations	$362.6	$6.0	$15.8	$4.1	$8.1	$0.3	$76.0	$68.9	$311.4	$35.9	$10.1	$(100.5)	$1.8	$33.3	$—	$833.8
Net income	$362.2	$6.0	$15.8	$4.1	$8.1	$0.3	$76.0	$68.9	$311.4	$35.9	$10.1	$(100.5)	$1.8	$33.3	$0.4	$833.8
Diluted earnings per share**	$0.91	$0.01	$0.04	$0.01	$0.02	$—	$0.19	$0.17	$0.78	$0.09	$0.03	$(0.25)	$—	$0.08	$—	$2.08

	Nine Months Ended September 30, 2015
	GAAP Measure	Project Renewal Costs (1)					Acquisition		Inventory charge from	Charge resulting from	Non-GAAP Measure
		Advisory	Personnel	Other	Restruct-uring	Product	and integration	Discon-tinued	the devaluation of the	the devaluation of the		Percen-tage
	Reported	costs	costs	costs	costs	recall costs (2)	costs (3)	operations (11)	Venezuelan Bolivar (12)	Venezuelan Bolivar (13)	Normalized*	of Sales

Cost of products sold	$2,647.5	$—	$(3.7)	$(4.5)	$—	$—	$(1.6)	$—	$(2.0)	$—	$2,635.7	60.5%
Gross profit	$1,707.4	$—	$3.7	$4.5	$—	$—	$1.6	$—	$2.0	$—	$1,719.2	39.5%
Selling, general & administrative expenses	$1,146.3	$(31.8)	$(13.6)	$(4.2)	$—	$(10.2)	$(1.7)	$—	$—	$—	$1,084.8	24.9%
Operating income	$499.5	$31.8	$17.3	$8.7	$58.6	$10.2	$6.3	$—	$2.0	$—	$634.4	14.6%
Non-operating (income) expenses	$69.2	$—	$—	$—	$—	$—	$—	$—	$—	$(9.2)	$60.0
Income before income taxes	$430.3	$31.8	$17.3	$8.7	$58.6	$10.2	$6.3	$—	$2.0	$9.2	$574.4
Income taxes (14)	$91.3	$10.8	$5.9	$2.9	$14.5	$3.3	$2.3	$—	$0.7	$3.1	$134.8
Net income from continuing operations	$339.0	$21.0	$11.4	$5.8	$44.1	$6.9	$4.0	$—	$1.3	$6.1	$439.6
Net income	$336.8	$21.0	$11.4	$5.8	$44.1	$6.9	$4.0	$2.2	$1.3	$6.1	$439.6
Diluted earnings per share**	$1.24	$0.08	$0.04	$0.02	$0.16	$0.03	$0.01	$0.01	$—	$0.02	$1.62

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the nine months ended September 30, 2016 include $37.7 million of project-related costs and $13.0 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the nine months ended September 30, 2015 include $57.8 million of project-related costs and $58.6 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

(2) During the nine months ended September 30, 2016 and 2015, the Company recognized $0.5 million and $10.2 million, respectively, of charges associated with the Graco product recall.

(3) During the nine months ended September 30, 2016, the Company incurred $111.6 million of costs (including $28.7 million of restructuring costs) associated with the integration of Jarden and Elmer's, which primarily represents personnel and advisory costs associated with the integration of Jarden. During the nine months ended September 30, 2015, the Company incurred $6.3 million of costs (including $3.0 million of restructuring costs) associated with the acquisition and integration of Ignite Holdings, bubba brands, Baby Jogger, and Elmer's.

(4) During the nine months ended September 30, 2016, the Company incurred acquisition amortization costs of $102.5 million.

(5) During the nine months ended September 30, 2016, the Company incurred $479.5 million of costs related to the fair-value step-up of Jarden inventory.

(6) During the nine months ended September 30, 2016, the Company recognized $54.2 million of costs associated with the Jarden transaction.

(7) During the nine months ended September 30, 2016, the Company incurred $16.8 million of interest costs associated with borrowings to finance the Jarden transaction that were incurred prior to the closing of the transaction.

(8) During the nine months ended September 30, 2016, the Company recognized a gain of $159.5 million related to the divestiture of Décor.

(9) During the nine months ended September 30, 2016, the Company recognized $2.6 million of costs associated with the divestiture of Décor and planned divestiture of Tools (excluding Dymo® industrial labeling).

(10) During the nine months ended September 30, 2016, the Company incurred a $1.2 million loss related to the extinguishment of debt and a $45.9 million loss associated with the termination of the Jarden Bridge Facility.

(11) During the nine months ended September 30, 2016, the Company recognized a net loss of $0.4 million in discontinued operations. During the nine months ended September 30, 2015, the Company recognized a loss of $2.2 million in discontinued operations, primarily associated with Endicia and certain Culinary businesses.

(12) During the nine months ended September 30, 2015 the Company recognized an increase of $2.0 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(13) During the nine months ended September 30, 2015 the Company recognized foreign exchange losses of $9.2 million resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(14) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
Currency Analysis by Segment Actual and Adjusted Pro Forma Basis (Unaudited)
(in millions)

	Three Months Ended September 30, 2016					Three Months Ended September 30, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
Writing	$526.3	$(76.9)	$449.4	$6.3	$455.7	$459.5	$(40.3)	$419.2	$3.8	$423.0	$32.7	7.7%
Home Solutions	371.8	(15.2)	356.6	1.7	358.3	459.4	(99.9)	359.5	0.6	360.1	(1.8)	(0.5)%
Tools	185.5	(179.0)	6.5	0.3	6.8	196.7	(192.7)	4.0	2.5	6.5	0.3	4.6%
Commercial Products	199.2	—	199.2	0.4	199.6	206.8	(3.8)	203.0	0.3	203.3	(3.7)	(1.8)%
Baby & Parenting	231.1	(1.4)	229.7	(3.9)	225.8	207.6	(3.7)	203.9	0.2	204.1	21.7	10.6%
Branded Consumables	957.3	(74.1)	883.2	21.2	904.4	910.1	(12.8)	897.3	1.9	899.2	5.2	0.6%
Consumer Solutions	650.0	(90.2)	559.8	13.2	573.0	602.4	(83.1)	519.3	4.8	524.1	48.9	9.3%
Outdoor Solutions	731.9	(212.7)	519.2	(5.5)	513.7	652.8	(125.0)	527.8	2.7	530.5	(16.8)	(3.2)%
Process Solutions	101.5	—	101.5	1.0	102.5	91.1	—	91.1	0.1	91.2	11.3	12.4%
Total Company	$3,954.6	$(649.5)	$3,305.1	$34.7	$3,339.8	$3,786.4	$(561.3)	$3,225.1	$16.9	$3,242.0	$97.8	3.0%
Less: Jarden Acquisition						(2,256.4)
2015 Net Sales (Reported)						$1,530.0

	Nine Months Ended September 30, 2016					Nine Months Ended September 30, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
Writing	$1,479.5	$(201.7)	$1,277.8	$20.0	$1,297.8	$1,297.2	$(104.8)	$1,192.4	$(5.8)	$1,186.6	$111.2	9.4%
Home Solutions	1,177.4	(156.8)	1,020.6	5.2	1,025.8	1,262.4	(250.3)	1,012.1	(1.3)	1,010.8	15.0	1.5%
Tools	562.6	(179.0)	383.6	5.8	389.4	582.3	(192.7)	389.6	(2.9)	386.7	2.7	0.7%
Commercial Products	567.7	—	567.7	2.6	570.3	602.6	(26.4)	576.2	(1.1)	575.1	(4.8)	(0.8)%
Baby & Parenting	677.8	(1.4)	676.4	(7.3)	669.1	610.4	(3.7)	606.7	(0.4)	606.3	62.8	10.4%
Branded Consumables	1,734.6	(251.0)	1,483.6	30.2	1,513.8	1,478.2	(12.8)	1,465.4	(0.8)	1,464.6	49.2	3.4%
Consumer Solutions	1,056.6	(90.2)	966.4	22.1	988.5	990.0	(83.1)	906.9	0.9	907.8	80.7	8.9%
Outdoor Solutions	1,685.3	(541.9)	1,143.4	(8.3)	1,135.1	1,273.7	(125.0)	1,148.7	(0.1)	1,148.6	(13.5)	(1.2)%
Process Solutions	186.6	—	186.6	1.2	187.8	176.0	—	176.0	0.1	176.1	11.7	6.6%
Total Company	$9,128.1	$(1,422.0)	$7,706.1	$71.5	$7,777.6	$8,272.8	$(798.8)	$7,474.0	$(11.4)	$7,462.6	$315.0	4.2%
Less: Jarden Acquisition						(3,917.9)
2015 Net Sales (Reported)						$4,354.9

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Currency Impact" is determined as the difference between the reported net sales and those reported net sales converted at a fixed exchange rate, calculated as the 12-month average in 2015, excluding the impacts of acquisitions and divestitures.  “Core Sales” excludes the impact of currency, acquisitions, and divestitures.

(3) Actual divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015, as well as the planned divestitures of businesses held for sale commencing in the third quarter including its Tools business (excluding Dymo® industrial labeling), the Rubbermaid® Consumer Storage business within the Home Solutions segment, Teutonia in the Baby and Parenting segment, two winter sports units, Völkl® and K2®, within the Outdoor Solutions segment, its Heaters, Humidifiers, and Fans business within the Consumer Solutions segment, and Lehigh business in the Branded Consumables segment. Acquisitions mainly represent Waddington Group Inc., Jostens, Inc., and Elmer’s Products, Inc.

Newell Brands Inc.
Currency Analysis by Geography Actual and Adjusted Pro Forma Basis (Unaudited)
(in millions)

	Three Months Ended September 30, 2016					Three Months Ended September 30, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
United States	$2,794.5	$(431.7)	$2,362.8	$—	$2,362.8	$2,644.6	$(342.2)	$2,302.4	$—	$2,302.4	$60.4	2.6%
Canada	$229.4	$(57.7)	$171.7	$6.6	$178.3	$190.9	$(33.6)	$157.3	$5.0	$162.3	$16.0	9.9%
North America	$3,023.9	$(489.4)	$2,534.5	$6.6	$2,541.1	$2,835.5	$(375.8)	$2,459.7	$5.0	$2,464.7	$76.4	3.1%

Europe, Middle East, Africa	$509.4	$(87.1)	$422.3	$19.2	$441.5	$517.2	$(84.1)	$433.1	$(3.1)	$430.0	$11.5	2.7%
Latin America	$195.4	$(26.3)	$169.1	$22.0	$191.1	$227.7	$(73.3)	$154.4	$11.5	$165.9	$25.2	15.2%
Asia Pacific	$225.9	$(46.7)	$179.2	$(13.1)	$166.1	$206.0	$(28.1)	$177.9	$3.5	$181.4	$(15.3)	(8.4)%
Total International	$930.7	$(160.1)	$770.6	$28.1	$798.7	$950.9	$(185.5)	$765.4	$11.9	$777.3	$21.4	2.8%

Total Company	$3,954.6	$(649.5)	$3,305.1	$34.7	$3,339.8	$3,786.4	$(561.3)	$3,225.1	$16.9	$3,242.0	$97.8	3.0%
Less: Jarden Acquisition						$(2,256.4)
2015 Net Sales (Reported)						$1,530.0

	Nine Months Ended September 30, 2016					Nine Months Ended September 30, 2015					Increase/(Decrease)
	2016 Net Sales	Acquisitions/	Net Sales Base	Currency	2016 Core	2015 Net Sales		Net Sales Base	Currency	2015 Core	Core Sales (2)
	(Reported) (1)	Divestitures (3)	Business	Impact	Sales (2)	(Pro forma) (1)	Divestitures (3)	Business	Impact	Sales (2)	$	%
United States	$6,635.2	$(1,107.1)	$5,528.1	$—	$5,528.1	$5,796.4	$(508.0)	$5,288.4	$—	$5,288.4	$239.7	4.5%
Canada	487.8	(128.7)	359.1	15.1	374.2	374.6	(40.8)	333.8	(0.2)	333.6	40.6	12.2%
North America	7,123.0	(1,235.8)	5,887.2	15.1	5,902.3	6,171.0	(548.8)	5,622.2	(0.2)	5,622.0	280.3	5.0%

Europe, Middle East, Africa	1,092.1	(110.2)	981.9	26.0	1,007.9	1,070.9	(84.1)	986.8	(6.1)	980.7	27.2	2.8%
Latin America	410.8	(29.3)	381.5	50.6	432.1	542.7	(137.8)	404.9	(4.7)	400.2	31.9	8.0%
Asia Pacific	502.2	(46.7)	455.5	(20.2)	435.3	488.2	(28.1)	460.1	(0.4)	459.7	(24.4)	(5.3)%
Total International	2,005.1	(186.2)	1,818.9	56.4	1,875.3	2,101.8	(250.0)	1,851.8	(11.2)	1,840.6	34.7	1.9%

Total Company	$9,128.1	$(1,422.0)	$7,706.1	$71.5	$7,777.6	$8,272.8	$(798.8)	$7,474.0	$(11.4)	$7,462.6	$315.0	4.2%
Less: Jarden Acquisition						(3,917.9)
2015 Net Sales (Reported)						$4,354.9

(1) Includes Jarden segment and consolidated sales from April 16, 2016 and 2015, respectively.

(2) "Currency Impact" is determined as the difference between the reported net sales and those reported net sales converted at a fixed exchange rate, calculated as the 12-month average in 2015, excluding the impacts of acquisitions and divestitures.  “Core Sales” excludes the impact of currency, acquisitions, and divestitures.

(3) Actual divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company divested in June 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015, as well as the planned divestitures of businesses held for sale commencing in the third quarter including its Tools business (excluding Dymo® industrial labeling), the Rubbermaid® Consumer Storage business within the Home Solutions segment, Teutonia in the Baby and Parenting segment, two winter sports units, Völkl® and K2®, within the Outdoor Solutions segment, its Heaters, Humidifiers, and Fans business within the Consumer Solutions segment, and Lehigh business in the Branded Consumables segment. Acquisitions mainly represent Waddington Group Inc., Jostens, Inc., and Elmer’s Products, Inc.

Newell Brands Inc.
Reconciliation of Non-GAAP Measures

Reconciliation of Normalized EPS Guidance:

	Year Ending
	December 31, 2016
Diluted earnings per share	$1.15	to	$1.20
Tools sale - tax on basis difference	$0.33	to	$0.35
Project Renewal and Project Lean restructuring and other costs	$0.09	to	$0.11
Integration costs to drive synergies	$0.28	to	$0.32
Estimated gain on sale of Décor	$(0.24)	to	$(0.24)
Jarden transaction-related costs, including debt/credit facility extinguishment costs	$0.19	to	$0.21
Acquisition-related amortization* and inventory step-up	$0.98	to	$1.00
Normalized earnings per share	$2.85	to	$2.90
* Represents amortization of acquisition-related intangibles beginning in the second quarter of 2016.

Reconciliation of Core Sales Growth:

	Year Ending
	December 31, 2016
Estimated net sales growth (GAAP)	122.5%	to	128.0%
Less: Jarden net sales growth included in pro forma base	115.0%	to	120.0%
Net sales growth, Adjusted Pro Forma (1)	7.5%	to	8.0%
Less: Currency	(1.0)%	to	(2.0)%
Acquisitions, net of divestitures (2)	6.0%	to	7.0%
Venezuela deconsolidation		(1.0)%
Core Sales Growth, Adjusted Pro Forma	3.5%	to	4.0%

(1) Adjusted pro forma reflects Jarden sales from April 16, 2016 and 2015, respectively.

(2) Acquisitions, net of divestitures represents estimated sales of The Waddington Group, Inc., Jostens, Inc. and Elmer's Products, Inc. until the one year anniversary of their respective dates of acquisition, net of the impacts of the divestiture of the Rubbermaid medical cart business in August 2015 and the divestiture of the Levolor and Kirsch window coverings brands ("Décor") in June 2016.

Reconciliation of Net Debt at September 30, 2016:

(in millions)
Short term debt and current portion of long term debt	$704.5
Long term debt	12,043.3
Total debt	12,747.8

Less: Cash and cash equivalents	670.0

Net Debt	$12,077.8

The Company defines net debt as total debt less the total of cash and cash equivalents.

The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.